Stan J.H. Lee, CPA 2160 North Central Rd Suite 209 t Fort Lee t NJ 07024 P.O. Box 436402t San Diegot CA 92143-6402 619-623-7799 t Fax 619-564-3408 t stan2u@gmail.com

July 31, 2013

U.S. Securities and Exchange Commission

450 Fifth Street N. W.

Washington, DC 20549

Re: Imogo Mobile Technologies Corp.

Exhibit 16.1 Letter

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K dated July 31, 2013 , of Imogo Mobile Technologies Corp. (the Company) to be filed with the Securities and Exchange Commission and we agree with such statements therein as relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Yours very truly,

/s/ Stan J.H.Lee